Exhibit 99.1
FOR IMMEDIATE RELEASE
R.G. BARRY CORPORATION PURCHASES FOOT PETALS
(PICKERINGTON, Ohio — Friday, January 28, 2011) Accessory footwear and slipper marketer R.G. Barry Corporation (Nasdaq:DFZ) today announced that it has completed the purchase of substantially all of the assets of Foot Petals, LLC., a Long Beach, California-based developer and marketer of premium insoles and products that offer comfort solutions to many common footwear-related problems. R.G. Barry will operate Foot Petals as a subsidiary.
“As the innovator and leader of premium insoles, Foot Petals is an excellent addition to our brand portfolio,” said R.G. Barry Corporation President and Chief Executive Officer Greg Tunney. “It is a growing business that generates very healthy returns. Its management team, led by Tina Aldatz, is young, aggressive and has done an amazing job building a successful, category-leading business in less than a decade.
“Our product lines, customer bases and core values have numerous synergies. For example, Foot Petals’ products are now sold through key top-tier retailers like Nordstrom and Dillard’s. The brand has a very bright future as an integral part of our long-range vision and strategic growth plan.”
Ms. Aldatz, Foot Petals founder and President, added, “This is a pivotal moment in the evolution of the Foot Petals brand. We are incredibly excited by the opportunities for our business to grow as part of the R.G. Barry organization. Our companies share a common heritage and similar visions. Both were founded by women who saw unfulfilled comfort needs in the marketplace and developed creative solutions. Our companies have grown from those simple ideas into the recognized leaders in their respective fields. Most significantly, both companies continue to innovate and lead.”
“The purchase of Foot Petals for $14 million cash is consistent with our acquisition filter,” said R.G. Barry Corporation Senior Vice President Finance and Chief Financial Officer José Ibarra. “The business generates positive cash flow and will be immediately accretive to earnings. We believe the Foot Petals brand will grow into an important component of our total business.”
R.G. Barry senior management will discuss the Foot Petals purchase during its regular quarterly earnings teleconference/webcast scheduled for 9 a.m. EST on Tuesday, February 8.
To listen via the Internet, log on to <http://www.videonewswire.com/event.asp?id=75820>. The conference call also will be available at 800.860.2442 (U.S.) and +1.412.858.4600 (international) until five minutes before starting time.
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13405 Yarmouth Road NW, Pickerington OH 43147 / 614.864.6400 • 800.848.7560 / rgbarry.com

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Financo, Inc. served R.G. Barry Corporation as a financial advisor for the transaction.
About Foot Petals

Foot Petals was founded in 2001 when Aldatz noticed there was a void in the marketplace for comfortable insoles for stylish high heel shoes. Her quest for comfort culminated in the original Foot Petals designer shoe cushion.
Today, the Company’s premium solution-orientated foot care and comfort offerings include more than 20 unique products, accessories and kits that provide women and men with stylish, yet invisible solutions to common problems caused by wearing shoes. Foot Petals products are available at fine retailers, including Nordstrom, Dillard’s and Target; on line at Zappos.com, WeddingChannel.com and Nordstrom.com; and via Home Shopping Network. All Foot Petals cushions are made in the USA and carry the Seal of Acceptance of the American Podiatric Medical Association.
Foot Petals has been recognized by Inc. and Entrepreneur magazines as one of America’s fastest growing private companies.
To learn more about the Foot Petals story, go to footpetals.com.
About R.G. Barry Corporation

R.G. Barry Corporation is a leading developer and marketer of fashion accessory products. The Company’s diverse brand portfolio capitalizes on a unique understanding of the consumer and our long history of innovation and design excellence. We consistently deliver trend-right products that fit the evolving consumers’ personal sense of style.
Our flagship Dearfoams brand, the original foam-cushioned slipper introduced in 1947, our Terrasoles, Foot Petals and other licensed and private label trademarks are sold through national chain department stores, discount stores, warehouse clubs, independent and specialty retailers, boutiques, catalogs and online retailers. Our collaborative relationships with retailing partners, category management expertise and reputation for stellar customer service enable us to occupy significant share positions in the categories in which we compete.
Visit us online at rgbarry.com to learn more about our business.
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Forward-Looking Statements

Some of the disclosures in this news release contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “expect,” “could,” “should,” “anticipate,” “believe,” “estimate,” or words with similar meanings. Any statements that refer to projections of our future performance, anticipated trends in our business and other characterizations of future events or circumstances are forward-looking statements. These statements, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, are based upon our current plans and strategies and reflect our current assessment of the risks and uncertainties related to our business. These risks could include, but are not limited to the following: the successful integration of acquisitions into our business model; our continuing ability to source products from third parties located outside North America; competitive cost pressures; the loss of retailer customers to competitors, consolidations, bankruptcies or liquidations; shifts in consumer preferences; the impact of the global financial crisis and general economic conditions on consumer spending; inaccurate forecasting of consumer demand; difficulties liquidating excess inventory; disruption of our supply chain or distribution networks; and our investment of excess cash in certificates of deposit and other variable rate demand note securities. The risk factors described in this news release and in our filings with the Securities and Exchange Commission, in particular “Item 1A. Risk Factors” of Part I of our Annual Report on Form 10-K for the fiscal year ended July 3, 2010, give examples of the types of uncertainties that may cause actual performance to differ materially from the expectations we describe in our forward-looking statements. If these events occur, they could have a material adverse effect on our business, operating results and financial condition. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events, except as required by applicable law. Any further disclosures in our filings with the SEC should also be considered.
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Contact:

Roy Youst, Director Investor & Corp. Communications	614.729.7275	ryoust@rgbarry.com
José G. Ibarra, Senior Vice President Finance/CFO	614.729.7270	jibarra @rgbarry.com

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